FOR IMMEDIATE RELEASE
Peerless Mfg. Co. Reports Fourth Quarter and Fiscal Year 2007 Financial Results
Dallas, Texas — September 10, 2007 — Peerless Mfg. Co. the (“Company”) (Nasdaq: PMFG) today reported financial results for the fourth quarter and fiscal year ended June 30, 2007.
Fourth Quarter Fiscal Year 2007 Compared to Fourth Quarter Fiscal Year 2006
Revenues for the fourth quarter of fiscal year 2007 were $26.2 million, an increase of $4.1 million, or 18.6%, compared to revenues of $22.1 million for the fourth quarter of fiscal year 2006. Net earnings for the fourth quarter of fiscal year 2007 were $4.0 million, or $0.62 per diluted share, an increase of $3.0 million, or $0.46 per diluted share, compared to net earnings of $1.0 million, or $0.16 per diluted share, for the fourth quarter of fiscal year 2006.
In the fourth quarter of fiscal year 2007, the Company sold its former headquarters facility and recorded a $3.5 million pre-tax gain that was classified as other income. The gain on the sale increased fourth quarter of fiscal year 2007 net earnings by $2.3 million, or $0.36 per diluted share. Net earnings for the fourth quarter of fiscal year 2007, excluding the gain on the sale, was $1.7 million, or $0.26 per diluted share, compared to net earnings of $1.0 million, or $0.16 per diluted share, for the fourth quarter of fiscal year 2006.
Separation / Filtration Systems segment revenues for the fourth quarter of fiscal year 2007 were $14.3 million, a decrease of $1.4 million, or 8.8%, compared to revenues of $15.7 million for the fourth quarter of fiscal year 2006. The Separation / Filtration Systems segment operating income for the fourth quarter of fiscal year 2007 was $1.9 million, a decrease of $1.2 million, compared to an operating income of $3.1 million for the fourth quarter of fiscal year 2006.
Environmental Systems segment revenues for the fourth quarter of fiscal year 2007 were $11.9 million, an increase of $5.5 million, or 86.1%, compared to revenues of $6.4 million for the fourth quarter of fiscal year 2006. Environmental Systems segment operating income for the fourth quarter of fiscal year 2007 was $2.7 million, an increase of $2.0 million, compared to an operating income of $0.7 million for the fourth quarter of fiscal year 2006.
Fiscal Year 2007 Compared to Fiscal Year 2006
Revenues for fiscal year 2007 were $75.1 million, an increase of $11.7 million, or 18.5%, compared to revenues of $63.4 million for fiscal year 2006. Net earnings for fiscal year 2007 were $5.9 million, or $0.92 per diluted share, an increase of $5.5 million, or $0.85 per diluted share, compared to net earnings of $0.4 million, or $0.07 per diluted share, for fiscal year 2006.
In the fourth quarter of 2007, the Company sold its former headquarters facility and recorded a $3.5 million pre-tax gain that was classified as other income. The gain on the sale increased fiscal year 2007 net earnings by $2.3 million, or $0.36 per diluted share. Net earnings for fiscal year 2007, excluding the gain on the sale, was $3.6 million, or $0.56 per diluted share, compared to net earnings of $0.4 million, or $0.07 per diluted share, for fiscal year 2006.
Separation / Filtration Systems segment revenues for fiscal year 2007 were $47.2 million, an increase of $3.6 million, or 8.3%, compared to revenues of $43.6 million for fiscal year 2006. Separation / Filtration Systems segment operating income for fiscal year 2007 was $6.6 million, an increase of $1.4 million, compared to an operating income of $5.3 million for fiscal year 2006.
Environmental Systems segment revenues for fiscal year 2007 were $27.9 million, an increase of $8.1 million, or 41.1%, compared to revenues of $19.8 million for fiscal year 2006. Environmental Systems segment operating income for fiscal year 2007 was $5.0 million, an increase of $2.9 million, compared to an operating income of $2.1 million for fiscal year 2006.
At June 30, 2007, the Company reported $17.0 million of cash and investments and no debt, total assets of $68.7 million, working capital of $30.6 million and a current ratio of 1.91 to 1.0.

Chief Executive Officer Comments
Peter J. Burlage, Chief Executive Officer, stated, “Peerless had solid financial performance and operational success in fiscal year 2007. The Environmental Systems and Separation / Filtration Systems segments both reported higher revenues and increases in operating income for fiscal year 2007. Our consolidated gross profit margin increased 4.2% to 31.7% for fiscal year 2007 compared to fiscal year 2006 due to efficiencies we gained in our operations and the increased demand for our products. We continue to experience strong sales orders across all sectors of the energy industry, evidenced by our backlog of approximately $97.0 million at June 30, 2007. Our backlog was approximately $40.0 million at June 30, 2006. Our financial position is strong with liquidity and capital resources sufficient to meet current needs.”
About Peerless Mfg. Co.
Peerless Mfg. Co. is engaged in the business of designing, engineering, manufacturing and selling highly specialized products used for the abatement of air pollution and products for the separation and filtration of contaminants from gases and liquids. Headquartered in Dallas, Texas, Peerless markets its products worldwide.
Safe Harbor Under The Private Securities Litigation Reform Act of 1995
Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results to be materially different from those expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for these forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results to differ materially from the anticipated results expressed in these forward-looking statements. The risks and uncertainties that may affect the Company’s results include the growth rate of the Company’s revenue and market share; the receipt of new, and the non-termination of existing, contracts; the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment; the Company’s ability to adapt and expand its services in such an environment; the quality of the Company’s plans and strategies; and the Company’s ability to execute such plans and strategies. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including the information under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2006. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of other events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.
For Further Information Contact:
Mr. Peter J. Burlage, Chief Executive Officer
Mr. Henry G. Schopfer, Chief Financial Officer
Peerless Mfg. Co.
14651 North Dallas Parkway, Suite 500
Dallas, Texas 75254
Phone:	(214) 353-5545
Fax:	(214) 351-4172
www.peerlessmfg.com

Peerless Mfg. Co.
Condensed Financial Information
(In thousands, except per share amounts)

	Three Months Ended June 30, 2007			Three Months Ended
Operating Results	GAAP	Adjustments	Non-GAAP	June 30, 2006

Continuing Operations
Revenues	$26,221	$—	$26,221	$22,114
Cost of goods sold	17,916	—	17,916	15,523

Gross profit	8,305	—	8,305	6,591
Operating expenses	6,158	—	6,158	4,819

Operating income	2,147	—	2,147	1,772
Other income	3,781	3,501	280	153
Income tax expense	(1,906)	(1,159)	(747)	(906)

Net earnings from continuing operations	4,022	2,342	1,680	1,019
Net earnings from discontinued operations	—	—	—	6

Net earnings	$4,022	$2,342	$1,680	$1,025

Diluted — continuing operations	$0.62	$0.36	$0.26	$0.16
Diluted — discontinued operations	$—	$—	$—	$—

	$0.62	$0.36	$0.26	$0.16

Weighted Average Shares Outstanding
Basic	6,394	6,394	6,394	6,194
Diluted	6,474	6,474	6,474	6,322

	Twelve months ended June 30, 2007			Twelve Months Ended
	GAAP	Adjustments	Non-GAAP	June 30, 2006

Continuing Operations
Revenues	$75,141		$75,141	$63,411
Cost of goods sold	51,343		51,343	45,978

Gross profit	23,798		23,798	17,433
Operating expenses	19,048		19,048	16,687

Operating income	4,750		4,750	746
Other income	4,090	3,501	589	455
Income tax expense	(2,928)	(1,159)	(1,769)	(660)

Net earnings from continuing operations	5,912	2,342	3,570	541
Net loss from discontinued operations	—	—	—	(115)

Net earnings	$5,912	$2,342	$3,570	$426

Diluted — continuing operations	$0.92	$0.36	$0.56	$0.09
Diluted — discontinued operations	$—	$—	$—	$(0.02)

	$0.92	$0.36	$0.56	$0.07

Weighted Average Shares Outstanding
Basic	6,342	6,342	6,342	6,133
Diluted	6,427	6,427	6,427	6,269

	June 30,
Condensed Balance Sheet Information	2007	2006

Current assets	$64,106	$45,172
Non current assets	4,565	2,987

Total assets	$68,671	$48,159

Current liabilities	$33,484	$22,242
Non current liabilities	1,650	—
Shareholders’ equity	33,537	25,917

Total liabilities and shareholders’ equity	$68,671	$48,159

Peerless Mfg. Co.
STATEMENT REGARDING GAAP AND NON-GAAP RESULTS
Peerless Mfg. has provided a reconciliation of non-GAAP measures in order to provide the users of these financial statements with a better understanding of the impact of the sale of our former headquarters facility on our fiscal year 2007 net earnings. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measures should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP.